Exhibit 99.1

Two Westmoreland Mines Receive
Montana Governor’s Award for Health and Safety

Colorado Springs, CO – September 24, 2010 — Westmoreland Coal Company (NYSE AMEX: WLB) announced today that two of its mining operations received the Montana Governor’s Award for Health and Safety. The Absaloka Mine, a 15,000-acre single pit surface mine complex located near Hardin, Montana, received the Governor’s Award in the Large Mining category, while the Savage Mine, an 874-acre single pit surface mine located on the Montana-North Dakota border in Sidney, Montana, received the Governor’s Award in the Small Mining category. The Governor’s Award for Health and Safety is the highest honor given by the State of Montana for recognition of an employer’s commitment to excellence in workplace safety and health.

Keith E. Alessi, President and CEO of Westmoreland Coal Company commented: “Safety is Westmoreland’s top priority and we congratulate the employees of the Absaloka and Savage Mines for this wonderful achievement. We also sincerely thank the Governor’s Office for recognizing our efforts through these prestigious awards. These recognitions are a testament to our entire team’s commitment to providing a healthy and safe work environment. We are also proud of the safety record in our other three mines, all of which are recording excellent safety records in 2010.”

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Keith Alessi (719) 442-2600